Exhibit 3.1

Special Resolutions Amending the Amended and Restated Memorandum and Articles of Association, Adopted by Shareholders of TLGY Acquisition Corporation on April 15, 2026

Proposal 1 – Extension Proposal

RESOLVED, as a special resolution, that text of Article 49.7 of the Amended and Restated Memorandum and Articles of Association of the Company currently in effect is hereby deleted and the following text inserted in substitution to read in full as follows:

In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO, the Company may extend by resolution of the Directors if requested by the Sponsors or their Affiliates up to nine times by an additional one month each time (the “First Extension”), subject in each case to the Sponsors or their affiliates or designees depositing for each month extension the lesser of $0.04 per share and $200,000 into the Trust Account (the “Original Extension Payment”), on the prior date of the applicable deadline, in accordance with the terms described in the prospectus relating to the IPO, or such later time as the Members may approve in accordance with the Charter. At any time during the First Extension period, the Company may further extend the time to consummate a business combination by one month, up to seven times (the “Second Extension”) (starting from the first date on which such Second Extension Payment (as defined below) is made and for the avoidance of doubt in which case the First Extension period and the Original Extension Payment will cease to apply), subject in each case to the Sponsors or their affiliates or designees depositing for each month extension the lesser of (x) $0.033 per share and (y) $110,000 into the Trust Account (the “Second Extension Payment”), on the prior date of the applicable deadline in respect of the Second Extension. Any Original Extension Payment paid in order to extend the period of time to consummate a Business Combination until November 3, 2023, which is paid but unused (due to an additional extension payment, based on the Second Extension Payment, made prior to November 3, 2023) may be deducted, on a pro rata basis, from future extension payments. At any time during the Second Extension period, the Company may further extend the time to consummate a business combination by one month, up to twelve times (the “Third Extension”) (starting from the first date on which such Third Extension Payment (as defined below) is made and for the avoidance of doubt in which case the Second Extension period, the First Extension period and the Original Extension Payment will cease to apply), subject in each case to the Sponsors or their affiliates or designees depositing for each month extension the lesser of (x) $0.02 per share and (y) $60,000 into the Trust Account (the “Third Extension Payment”), on the prior date of the applicable deadline in respect of the Third Extension. Any Second Extension Payment paid in order to extend the period of time to consummate a Business Combination until May 16, 2024, which is paid but unused (due to an additional extension payment, based on the Third Extension Payment, made prior to May 16, 2024) may be deducted, on a pro rata basis, from future extension payments. At any time during the Third Extension period, the Company may further extend the time to consummate a business combination by one month, up to twelve times (the “Fourth Extension”) (starting from the first date on which such Fourth Extension Payment (as defined below) is made and for the avoidance of doubt in which case the Third Extension period, the Second Extension period, the First Extension period and the Original Extension Payment will cease to apply), subject in each case to the Sponsors or their affiliates or designees depositing for each month extension the lesser of (x) $0.05 per share and (y) $25,000 into the Trust Account (the “Fourth Extension Payment”), on the prior date of the applicable deadline in respect of the Fourth Extension. Any Third Extension Payment paid in order to extend the period of time to consummate a Business Combination until April 16, 2026, which is paid but unused (due to an additional extension payment, based on the Third Extension Payment, made prior to April 16, 2026) may be deducted, on a pro rata basis, from future extension payments. At any time during the Fourth Extension period, the Company may further extend the time to consummate a business combination by one month, up to six times (the “Fifth Extension”) (starting from the first date on which such Fifth Extension Payment (as defined below) is made and for the avoidance of doubt in which case the Fourth Extension period, the Third Extension period, the Second Extension period, the First Extension period and the Original Extension Payment will cease to apply), subject in each case to the Sponsors or their affiliates or designees depositing for each month extension the lesser of (x) $0.05 per share and (y) $10,000 into the Trust Account (the “Fifth Extension Payment”), on the prior date of the applicable deadline in respect of the Fifth Extension. If the Company does not consummate a business combination by the applicable deadline, in accordance with the terms described in the prospectus relating to the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company, divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

PROVIDED that the foregoing resolution may not be approved or effective, at the sole discretion of the Board, if the Board resolves not to proceed for any reason within two business days from the date of the passing of this special resolution by the shareholders otherwise such resolution shall be deemed to be approved and effective.